MEI Pharma Reports Second Quarter Fiscal Year 2025 Cash Position

Evaluation of Strategic Alternatives is Ongoing

SAN DIEGO--(BUSINESS WIRE) — February 12, 2025 – MEI Pharma, Inc. (Nasdaq: MEIP) (the “Company”) today reported results for its quarter ended December 31, 2024.

As previously announced in July 2024, the Company is continuing its review and evaluation of potential strategic alternatives. As part of this assessment, the Company continues to consider options such as out-licensing opportunities for existing programs and merger and acquisition opportunities, with the goal of maximizing the value of its assets for its stockholders. Oppenheimer & Co., Inc. is serving as the Company’s exclusive financial advisor in this process.

During the first half of fiscal year 2025, the Company commenced cash preservation efforts that include a reduction-in-force, which will continue in stages as the Company’s operational and strategic direction evolves.

There can be no assurance the exploration of strategic alternatives will result in any agreements or transactions, or, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not expect to disclose developments with respect to this process unless or until the evaluation of strategic alternatives has been completed or the Board of Directors has concluded disclosure is appropriate or legally required.

As of December 31, 2024, MEI had $23.7 million in cash and cash equivalents with no outstanding debt.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a pharmaceutical company with a portfolio of several drug candidates that may offer novel and differentiated cancer therapies. The drug candidate pipeline includes voruciclib, an oral cyclin-dependent kinase 9 inhibitor. For more information, please visit www.meipharma.com. Follow us on X (formerly Twitter) @MEI_Pharma and on LinkedIn.

Forward-Looking Statements

Certain information contained in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s ability to identify, assess and execute a strategic transaction or realize value from its existing assets, the Company’s ability to preserve cash in order to adequately fund an orderly wind down of its operations if no transaction is consummated, the ability of stockholders and other stakeholders to realize any value or recovery as part of a transaction or a wind down process, the Company’s workforce reduction and future charges expected to be incurred in connection therewith, the adequacy or sufficiency of the Company’s existing cash resources and other statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to the Company’s ability to identify attractive strategic alternatives; the Company’s ability to retain key personnel; the adequacy of the Company’s capital resources in light of changing circumstances; the actions of various stakeholders of the Company; uncertainty regarding the impact of rising inflation and the increase in interest rates as a result; potential economic downturn; activist investors; government regulation; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contact:

Justin J. File

858-898-0976

investor@meipharma.com

	December 31, 2024	June 30, 2024
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$23,739	$3,705
Short-term investments	—	34,640
Prepaid expenses and other current assets	646	2,424
Total current assets	24,385	40,769
Operating lease right-of-use asset	—	214
Property and equipment, net	—	392
Total assets	$24,385	$41,375
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$596	$3,168
Accrued liabilities	1,691	5,187
Total current liabilities	2,287	8,355
Total liabilities	2,287	8,355
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 100 shares authorized; none outstanding	—	—
Common stock, $0.00000002 par value; 226,000 shares authorized; 6,663 shares issued and outstanding at December 31, 2024 and June 30, 2024	—	—
Additional paid-in capital	421,001	421,239
Accumulated deficit	(398,903)	(388,219)
Total stockholders’ equity	22,098	33,020
Total liabilities and stockholders’ equity	$24,385	$41,375

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Revenues	$—	$—	$—	$65,297
Operating expenses:
Research and development	308	3,912	3,471	7,397
General and administrative	3,143	8,018	8,332	14,549
Total operating expenses	3,451	11,930	11,803	21,946
(Loss) income from operations	(3,451)	(11,930)	(11,803)	43,351
Other income (expense):
Interest and dividend income	279	869	634	1,963
Gain on disposition of a non-financial asset	500	—	500	—
Other expense, net	(5)	(2)	(15)	(3)
Net (loss) income	$(2,677)	$(11,063)	$(10,684)	$45,311

Net (loss) income per share - basic and diluted	$(0.40)	$(1.66)	$(1.60)	$6.80
Weighted-average shares used in computing net (loss) income per share - basic and diluted:	6,663	6,663	6,663	6,663